UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2017 (January 24, 2017)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 S. Mangum Street, Suite 408

Durham, NC 27701

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 24, 2017, MGT Capital Investments, Inc. (the “Company”) was served with a copy of the summons and compliant (collectively the “Summons and Complaint” and respectively the “Summons” or the “Complaint”) from Atul Ojha (the “Plaintiff”) against certain officers and directors of the Company (the “Individual Defendants”) and the Company as a nominal defendant. The Summons and Complaint was filed with the Supreme Court of the State of New York, County of Westchester on October 15, 2016. The Company has no indication or reason to believe that the Company is or will be liable for any alleged wrongdoing as stated in the Complaint. The Company is consulting with its counsel to determine the appropriate strategy with respect to the lawsuit.

The lawsuit is styled as a shareholder derivative action. The Plaintiff alleges in the Complaint that the Individual Defendants, collectively or individually, inadequately managed the business and assets of the Company and as a result, the Plaintiff alleges that the Company’s financial condition deteriorated. The Complaint asserted certain misconduct allegedly committed by the Individual Defendants, including but not limited to breach of fiduciary duties, unjust enrichment and waste of corporate assets. The Company and each of the Individual Defendants believe the lawsuit is without merit and intend to defend the action vigorously. The Company has notified its Director’s and Officer’s Liability Insurance carrier.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 27, 2017

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name:	Robert B. Ladd, President